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                                                                   EXHIBIT 10.26

                                    AGREEMENT


        THIS AGREEMENT is made as of the 12th day of August, 1998 by and between Universal Electronics Inc., a Delaware corporation, including its subsidiaries and affiliates (collectively, "UEI") and David M. Gabrielsen ("Gabrielsen").

        WHEREAS, UEI is engaged, on a worldwide basis, in the business of designing, developing and manufacturing, selling, distributing, licensing, and/or maintaining (a) certain electronic products that emit, via infra-red and other methods, pulse codes which can be used to operate original equipment manufacturer ("OEM") device(s) (such as televisions, video cassette recorders, cable and satellite set-top boxes, home theater systems, and the like), including, without limitation, a battery-operated, hand-held remote control (the "Remote Control"), (b) software to operate the Remote Control which can be used to operate OEM device(s), electronic device(s) for the "home bus" market (as defined by the Electronics Industry Association) and integrated system digital networks ("ISDN"), electronic device(s) for use in the receipt and/or transmission of data and/or software over multiple media, and other derivations of such device(s) (the "Software"), and (c) a library of the devices' pulse codes and such updates, enhancements and new releases of such library as UEI may from time to time develop (the "Database") ("collectively, the "Business"); and

        WHEREAS, Gabrielsen and UEI are parties to that certain Salary Continuation Agreement dated June 29, 1995, and amended effective December 1, 1996, and further interpreted on November 25, 1997, copies of which are attached hereto (the "SCA"); and

        WHEREAS, the latest UEI restructuring is considered a triggering event under the SCA, causing the SCA to become an employment agreement; and

        WHEREAS, Gabrielsen believes he has the right to resign as an employee of UEI for "good reason" (as such term is defined within the SCA); and

        WHEREAS, Gabrielsen is the Chairman of the Board and Chief Executive Officer of UEI and is not presently encumbered with a noncompetition agreement in favor of UEI, and UEI wishes to avoid a controversy with Gabrielsen regarding his termination of employment with UEI by agreeing to terminate Gabrielsen's employment without cause and pay Gabrielsen in accordance with the terms of the SCA in exchange for which Gabrielsen will agree to not compete with UEI; and

        WHEREAS, by virtue of such termination all of the options granted to Gabrielsen to acquire shares of UEI's common stock shall become immediately fully vested.

        NOW THEREFORE, in consideration of the premises and the mutual promises set forth below, the parties hereto, intending to be legally bound, agree as follows:



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        1.      TERMINATION OF EMPLOYMENT. Effective upon the execution of this
Agreement by both parties hereto, Gabrielsen's employment with UEI shall cease and Gabrielsen and UEI agree that such termination is without cause.

        2. NON-COMPETITION AND NON-SOLICITATION BY GABRIELSEN. Gabrielsen covenants and agrees that, for a period of five (5) years from the date hereof (the "Non-Compete Period") he shall not, directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, director, shareholder or in any other manner whatsoever (i) carry on or be engaged in the Business or any other business which is in competition with the Business as existing on the date hereof, (ii) solicit Business from or transact Business with any person, firm or corporation to whom UEI has done business in the past three (3) years prior to the date of this Agreement, (iii) directly or indirectly solicit for employment, offer employment to, hire any person (as an employee or consultant), or otherwise engage in business any person or persons who is or are employed by UEI on the date of this Agreement or during the Non-Compete Period, or (iv) take any action which might divert from UEI any opportunity which would be within the scope of the Business, except with the prior written consent of UEI.

        3.      EXCEPTIONS TO NON-COMPETE; NON-SOLICITATION. Nothing within
Section 2 above shall prohibit Gabrielsen from being an owner of not more than five percent (5%) of the issued and outstanding stock of any class of a publicly traded corporation whose principal business is competitive with the Business so long as Gabrielsen has no active participation in the business of such corporation.

        4.      PAYMENTS DUE GABRIELSEN.

                (i) Compensation Amounts. UEI shall pay Gabrielsen, within five
        (5) business days after the date both parties sign this Agreement, in one lump sum, an amount equal to $30,320.39, less all applicable and authorized withholdings and deductions. This amount represents Gabrielsen's accrued but unpaid compensation through his last day of employment with UEI and which includes $18,397.31 representing 123.44 hours of accrued but unused vacation through his termination date.

                (ii) Non-compete/Non-solicitation Amounts. Within five (5) business days after this Agreement has been signed by both parties, UEI shall pay to Gabrielsen, in one lump sum, an amount equal to $948,653, less all applicable and authorized withholdings and deductions, which amount represents payment in full for Gabrielsen's agreements contained within this Agreement.

Gabrielsen acknowledges and agrees that, upon receipt of such amounts, he shall have received all amounts due him by virtue of his employment to which he is entitled, including without limitation, all compensation, salary, vacation pay, bonuses, profit sharing, and life insurance



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gross-up, except for expense reports that he has submitted and, so long as he remains a director of UEI, will submit from time to time in accordance with UEI policies and procedures.

        5. TERMINATION OF SCA. The parties hereto agree that the SCA is hereby immediately terminated in its entirety and such agreement shall be of no force and effect and neither party hereto shall claim any right or entitlement to any amounts or other things due them thereunder.

        6. STOCK OPTION AGREEMENTS. Gabrielsen represents, warrants and agrees that this Section 6 accurately sets forth all options previously granted to him and that there are no other options which have been granted to him, and that he has not exercised any of the options granted him by UEI:

                (i) On March 20, 1995, UEI, pursuant to one of its Stock Option Plans and a related Stock Option Agreement between UEI and Gabrielsen dated March 20, 1995 and the attached Stock Option Certificate of even date therewith, a copy of which is attached hereto as Exhibit A, granted to Gabrielsen the option to purchase up to 50,000 shares of common stock of UEI at an exercise price of $4.31 per share. Immediately prior to the date of this Agreement, Gabrielsen was vested in 75% of the option, none of which have been exercised; and

                (ii) On December 15, 1995, UEI, pursuant to one of its Stock Option Plans and a related Stock Option Agreement between UEI and Gabrielsen dated December 15, 1995 and the attached Stock Option Certificate of even date therewith, a copy of which is attached hereto as Exhibit B, granted to Gabrielsen the option to purchase up to 10,000 shares of common stock of UEI at an exercise price of $7.6875 per share. Immediately prior to the date of this Agreement, Gabrielsen was vested in 50% of the option, none of which have been exercised; and

                (iii) On January 1, 1996, UEI, pursuant to one of its Stock Option Plans and a related Stock Option Agreement between UEI and Gabrielsen dated January 1, 1996 and the attached Stock Option Certificate of even date therewith, a copy of which is attached hereto as Exhibit C, granted to Gabrielsen the option to purchase up to 50,000 shares of common stock of UEI at an exercise price of $7.6875 per share. Immediately prior to the date of this Agreement, Gabrielsen was vested in 50% of the option, none of which have been exercised; and

                (iv) On December 1, 1996, UEI, pursuant to one of its Stock Option Plans and a related Stock Option Agreement between UEI and Gabrielsen dated December 1, 1996 and the three (3) attached Stock Option Certificates of even date therewith, a copy of which is attached hereto as Exhibit D, granted to Gabrielsen the option to purchase up to 150,000 shares of common stock of UEI as follows:



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               110,000 at an exercise price of $5.6875 per share;
                20,000 at an exercise price of $7.50 per share; and 20,000 at an exercise price of $8.50 per share.

        Immediately prior to the date of this Agreement, Gabrielsen was vested in 66.6666% of each portion of the option, none of which have been exercised.

In accordance with each of the above referenced Stock Option Agreements, by virtue of Gabrielsen's termination of employment without cause as set forth herein, he shall immediately be vested in 100% of each option and the parties agree that he shall have the continuing right to exercise the above options, in full or any portion thereof, at anytime during the thirty (30) month period following the date of this Agreement after which time these options shall terminate and be of no further force and effect and to the extent unexercised at the end of business on the last day of the thirtieth (30th) month, Gabrielsen shall have forfeited all rights to such options.

        UEI and Gabrielsen further agree that from the date of this Agreement and continuing until the end of business on January 31, 1999, Gabrielsen shall have the continuing right to cause UEI to purchase from Gabrielsen from time to time all or any portion (but in no event fractional shares) of the shares of UEI common stock acquired by him as a result of his exercise of the options described above; provided, however, that (a) the price per share to be paid by UEI for such shares of stock shall be equal to the lesser of the fair value (as determined in accordance with the applicable plan under which the stock option was granted) or $18.00 and (b) UEI shall not be obligated to acquire such shares of stock in the event that its currently existing credit facility or facilities is or, after including funds to be used to purchase such shares, will be in excess of $8,000,000 at the time UEI purchases any such shares and (c) the aggregate number of shares that UEI shall be obligated to purchase from Gabrielsen shall not exceed 125,000 shares.

        8. INSURANCE. UEI will provide you (as set forth below) with up to twenty-four (24) months (commencing on the date of this Agreement and ending at the end of business on August 31, 2000) of continuing insurance to the extent you had such insurance as of the date of this Agreement. You had both life and health (including medical, dental, AD&D, and LTD) insurance.

                (i) During the first eighteen (18) months following your termination as an employee of UEI, UEI, on your behalf, will elect COBRA which will cause your health insurance coverage to remain the same and UEI will pay the premiums for this COBRA continuance. Gabrielsen agrees that he will be responsible for all deductibles and co-pays as in the past in accordance with the terms of the policy. After this initial eighteen (18) month period, Gabrielsen may elect to convert the policy to an individual policy, which converted individual policy would not be substantially equivalent to the coverage previously provided you. If converted, except as provided below, Gabrielsen shall be solely responsible for all cost and expense, including without limitation payment of premiums, deductibles and co-pays. If at the time of conversion, Gabrielsen does not have



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        other health insurance available which, in Gabrielsen's sole discretion, is acceptable (that is, for example through a current employer or spouse's employer or otherwise), UEI will pay Gabrielsen a one-time, lump sum amount equal to the estimated (a) cost of such continued health insurance (exclusive of deductibles and co-pays for which Gabrielsen has been responsible in the past in accordance with the terms of the policy) for six (6) months, plus (b) difference of the cost of the health insurance as converted for eighteen (18) months over the cost of the COBRA continued health insurance which UEI paid for the first eighteen
        (18) months. Such payment shall be made at or near the time Gabrielsen elects to convert the COBRA continued health insurance to an individual policy. To convert, Gabrielsen must contact the UEI's Human Resources Department in California (714-820-1000) at lease two (2) months prior the expiration of the initial eighteen (18) month period set forth in subsection 6(i) above. It is understood and agreed that it is Gabrielsen's sole responsibility to contact the UEI's Human Resources Department to effect the conversion and his failure to do so will cause the insurance to lapse at the end of the initial eighteen (18) month period.

                (ii) For the twenty-four (24) month period following your termination as an employee of UEI, UEI, on your behalf, will cause your life insurance coverage to remain the same and UEI will pay the premiums for this continuance.

        8. RETURN OF UEI PROPERTY. All computers and related peripherals, notes, reports, sketches, plans, books, credit cards, calling cards, keys, keycards, cellular telephones and related equipment, computer passwords, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Gabrielsen and which are owned by, paid for by, concern or are related to UEI's business, whether containing or relating to Confidential Information as defined below or not, are the property of UEI and have been or shall be returned to UEI immediately, except that Gabrielsen may continue using the laptop computer and cellular telephone currently in his possession so long as he continues as a member of UEI's Board of Directors and within ten (10) business days after Gabrielsen ceases being a member of UEI's Board of Directors, he shall return such computer and cellular telephone in good working order. Gabrielsen acknowledges that he has received all of his personal property which was located at UEI's offices. In the event that UEI or Gabrielsen shall discover any other property of the other in its or his possession, UEI or Gabrielsen, as the case may be, shall immediately return such property to the other.

        9.      CONFIDENTIAL INFORMATION.

        (i)     Definitions

                (a) "Confidential Information" shall mean all information, including but not limited to trade secrets, disclosed to Gabrielsen or known by him as a consequence of or through his employment by UEI, concerning UEI's business and services and including, but not limited to: software; computer programs; unpatented inventions, discoveries or



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        improvements; marketing or financial research and development of business plans; sales forecasts; personnel information, including the identity of other employees of UEI, their responsibilities, competence, abilities, and compensation; pricing and financial information; information concerning financial and contractual arrangements between UEI and its customers or its suppliers including, without limitation, the identity of suppliers and products supplied; market research and attendant databases and libraries; current and prospective customer lists and information about customers, their accounts, their product preferences, terms or their finances; the volume of business transacted by UEI and/or its customers; telephone numbers of customers; selling techniques; research resources information concerning planned or pending expansions, acquisitions or divestitures; and information concerning leasing or purchases of major equipment or property; and which:

                (1)     generally has not been made available to the public; and

                (2) is useful or of value to UEI's current or anticipated business, research or development activities or those of any customer or supplier of UEI; or

                (3) has been identified to Gabrielsen as confidential by UEI, either orally or in writing.

        Confidential Information shall not include information which:

                (4) is in or hereafter enters the public domain through no fault of Gabrielsen;

                (5) is obtained by Gabrielsen from a third party having the legal right to use and disclose the same; or

                (6) is in the possession of Gabrielsen prior to receipt from UEI (as evidenced by Gabrielsen's written records per-dating the date of his employment with UEI.)

                Confidential Information also does not include Gabrielsen's general skills and experience as defined under the governing law of this Agreement.

        (ii) Gabrielsen acknowledges and agrees that unauthorized disclosure or use of UEI's Confidential Information may cause UEI irreparable harm. Consequently, Gabrielsen shall maintain in confidence at all times and shall not divulge to any unauthorized person or corporation or other entity, or use in any manner, or knowingly allow another to use, without UEI's written consent, either during the Non-Compete Period thereafter, UEI's Confidential Information. Gabrielsen agrees, therefore, that UEI is entitled to protection from any unauthorized disclosure or use, or threatened disclosure or use of any Confidential Information, including protection by injunctive relief, in addition to other remedies available under the law. Gabrielsen further



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acknowledges agrees that UEI intends to operate and compete throughout the world, and that UEI will be harmed by unauthorized disclosure or use of its Confidential Information within such area.

        10. REMEDIES. Gabrielsen acknowledges and agrees that the covenants and agreements which he has made in this Agreement are reasonable and are required for the reasonable protection of UEI's investment in the Business. Gabrielsen agrees that the material breach of any covenant or agreement contained herein may result in irreparable injury to UEI, and that in addition to all other remedies provided by law or in equity with respect to the breach by Gabrielsen of any provision of this Agreement, UEI and its successors and assigns will be entitled to enforce the specific performance by Gabrielsen of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof, all without the need of posting bond or any other security, and that no claim by Gabrielsen against UEI or its successors or assigns will constitute a defense or bar to the specific enforcement of such obligations. In the event of a breach or a violation by Gabrielsen of any of the provisions of this Agreement, the running of the Non-Compete Period shall be tolled during the period of the continuance of any actual breach or violation.

        11. PARTIAL INVALIDITY. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations each of the parties hereto. Should any covenant or provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the parties hereto hereby agree that such scope may be judicially modified accordingly.

        12. ASSIGNMENT. Gabrielsen agrees that this Agreement may be assigned by UEI to any entity controlled by, or under direct or indirect common control with, UEI and to any person to whom UEI sells its business or assets, and that upon any such assignment, such assignee shall acquire all of UEI's rights under this Agreement, including without limitation the right of assignment set out in this Section 12. Gabrielsen acknowledges that his obligations hereunder are personal in nature and therefore incapable of being performed by another; consequently, Gabrielsen agrees that he may not assign or delegate all or any part of this Agreement and any attempt on his part to so assign or delegate shall be void and with effect whatsoever.

        13. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

        14. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to any party (i) upon delivery to the address of such party specified below if delivered in person or by courier, or if sent




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by certified or registered mail (return receipt requested), postage prepaid,
(ii) upon dispatch if transmitted by telecopy or other means of facsimile, in any case to the parties at the following address(es) or telecopy number(s), as the case may be:

           If to UEI:

                     Universal Electronics Inc.
                     6101 Gateway Drive
                     Cypress, California 90630
                     Attn:  President
                     Facsimile No.: (714) 820-1010

           With required copies to:

                     Universal Electronics Inc.
                     6101 Gateway Drive
                     Cypress, California 90630
                     Attn:  General Counsel
                     Facsimile No.: (714) 820-1010

           If to Gabrielsen:

                     Mr. David M. Gabrielsen
                     8155 Belle Vernon Drive
                     Novelty, Ohio 44072
                     Facsimile No.: (440) 338-4038

or to such address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

        15. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

        16. ENTIRE UNDERSTANDING. This Agreement and the agreements referred to herein constitute the entire understanding and shall not be changed, altered, modified or discharged, except in writing consented to by all parties.

        17. BINDING EFFECT. This Agreement shall be binding upon the administrators, legal representatives, heirs and legatees and the successors and permitted assigns of Gabrielsen and UEI.



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        18.     GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

        19. COUNTERPARTS. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same agreement.

        20. INQUIRIES AND REFERENCES. The parties hereto agree that should inquiry be made as to the circumstances and reasons surrounding Gabrielsen's departure from the employ of UEI, the parties shall respond by saying that Mr. Gabrielsen's employment was terminated by UEI without cause upon the mutual understanding of the parties and providing the inquiring party with the dates of his employment and positions held and, except as may be required by law, nothing further shall be stated, including discussing Gabrielsen's employment at UEI in a demonstrably disparaging manner. Within five (5) days after this agreement has been signed by both parties, the parties will prepare a press release regarding this matter, which UEI will cause to be disseminated.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       UNIVERSAL ELECTRONICS INC.


                                       By: /s/ CAMILLE JAYNE
                                          --------------------------------------
                                          Camille Jayne, President



        I HEREBY ACKNOWLEDGE THAT I HAVE READ IN ITS ENTIRETY AND UNDERSTAND THE FOREGOING AGREEMENT, INCLUDING BUT NOT LIMITED TO THE PROVISIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, NON-COMPETITION, INVENTIONS, AND REMEDIES AND THAT I HAVE RECEIVED A FULLY SIGNED COPY OF THIS AGREEMENT FOR MY RECORDS.



                                       By: /s/ DAVID M. GABRIELSEN
                                          --------------------------------------
                                          David M. Gabrielsen



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